Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4, to which this consent is an exhibit, filed by South State Corporation (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of January 25, 2020, by and between the Registrant and CenterState Bank Corporation), and to the filing of this consent as an exhibit to the Registration Statement.

Date: March 16, 2020

By:	/s/ John C. Corbett
	Name:	John C. Corbett